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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of the 21st day of November 2005, by and between Loral Space & Communications Inc., a Delaware corporation (the "Company"), Bernard L. Schwartz, a resident of New York, New York (the "Executive"), and those subsidiaries of the Company signatory hereto solely for purposes of Section 11(m) hereof.

     WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company desires to be assured that all proprietary and confidential information of the Company will be preserved for the exclusive benefit of the Company;

     NOW, THEREFORE, in consideration of such employment and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     Section 1. Employment and Position. The Company hereby employs the Executive as its Chief Executive Officer and Chairman of the Board of Directors of the Company, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.

     Section 2. Term. The term of employment under this Agreement shall begin on the Effective Date, as such term is defined in the Debtors' Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated June 3, 2005, as modified (the "Plan of Reorganization"), and, unless sooner terminated as provided in Section 6, shall conclude on the first (1st) anniversary of the Effective Date (the "Term"). At the Executive's request within the last six months preceding the expiration of the Term, the Company shall, to the extent practicable within two weeks after any such request but without any obligation, provide the Executive with notice regarding whether the Company intends to renew or extend the Term under this Agreement, terminate the employment relationship between the parties on or shortly after the expiration of the Term or continue the Executive's employment on an "at will" basis with no guaranteed term. Unless the Executive's employment with the Company is terminated upon the expiration of the Term or the Term under this Agreement is renewed or extended, the Executive shall be employed by the Company after the Term on an "at will" basis.

     Section 3. Duties.

     (a) The Executive shall perform services consistent with the Executive's position as the Chief Executive Officer, subject to the general supervision of the Board of Directors of the Company ("Board"). The Executive will report to the Board. The Executive will be responsible for directing the operations of the Company and its

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operating subsidiaries, as well as the development of strategic objectives for consideration of the Board. The Executive will have primary responsibility for day-to-day operations, and the senior management will report to the Executive. The Executive will keep the Board apprised and informed on a regular basis as to all material pending matters or developments (including any such matters or developments pending as of the date of this Agreement), and will consult, on a regular basis, with the Vice Chairman of the Board on the status and operating plans of the Company and all of its subsidiaries. For purposes of this Section 3(a), a "material pending matter or development" shall include, but not be limited to, any indication, written or oral, which is known to the Executive and which a reasonable business person would reasonably believe in good faith is serious and credible regarding a potential transaction involving the Company, any of its subsidiaries or any of the Company's or its subsidiaries' assets which, in each case, if consummated, would involve in excess of ten million dollars ($10,000,000), and any such indication shall be communicated by the Executive to the Executive Committee of the Board promptly upon receipt of such knowledge. The Executive hereby agrees to devote substantially all of his business time to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term provided, however, that Executive shall be permitted to engage in (i) other activities of a civic, religious, political or charitable nature, (ii) managing investments of the Executive and the Executive's family in securities, mutual funds or other collective investment funds, limited partner interests or similar passive investments, (iii) corporate directorships and other business activities described in Schedule I attached hereto, or (iv) such other activities as may hereafter be specifically approved in writing, which in each case and in the aggregate do not materially interfere with the performance of his obligations hereunder, provided, further, however, that Executive may not engage in any such activities that would result in the Executive being in Competition (as defined in Section 8(d) below).

     (b) The Executive acknowledges and agrees that the Vice Chairman of the Board will serve as Chairman of the Executive Committee of the Board. The Vice Chairman (i) will have full discretion at all times to review the operation of the business of the Company and its subsidiaries; (ii) will be entitled to participate in all operational and strategic meetings, and (iii) will have full access to all information relating to operations and, following advance notification to the Executive, employees of the Company and its subsidiaries. Each member of the Board ("Director") shall have, following advance notice to the Executive, the same rights of the Vice Chairman set forth in clauses
(i),(ii) and (iii) of the immediately preceding sentence. The Vice Chairman and any Director will have the right to bring any matter to the attention of the Board for its consideration. The Executive shall use his reasonable best efforts to timely facilitate compliance with any reasonable requests made by any Director to an employee, taking into account all other duties and obligations of such employee and their reasonable priorities.


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     Section 4. Compensation.

     (a) Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the "Base Salary") at the annual rate of $1,887,875.00. The Base Salary shall be paid in such installments and at such times as the Company pays its salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Compensation Committee ("Compensation Committee") of the Board may review from time to time the Base Salary payable to Executive hereunder and may, in its sole discretion, increase but not decrease, the Executive's salary rate. In addition, the Base Salary shall be increased effective April 22, 2006, by a percentage equal to the percentage change from the beginning until the end of the immediately preceding calendar year in the Annual Average All Items Index of the U.S. City Average Consumer Price Index for All Urban Consumers (CPI-U), as published by the U.S. Bureau of Labor Statistics or any successor index that may at the time have replaced such Index. Any such increased salary shall be and become the "Base Salary" for purposes of this Agreement.

     (b) Annual Bonus. The Company shall maintain an annual Management Incentive Bonus program ("MIB Program") for corporate office executives, and Executive shall be a participant in the MIB Program and shall be entitled to an annual bonus to the extent payable under such program ("Annual Bonus"). The Executive's target annual bonus opportunity under the MIB Program shall be forty-two and one-half percent (42.5%) of the Executive's Base Salary (the "Target Annual Bonus"). The Annual Bonus for the 2005 fiscal year under the MIB Program shall be earned and determined in accordance with the terms and conditions heretofore established by the Compensation Committee of the Board of Directors of Loral Space & Communications Ltd. With respect to the Annual Bonus for the 2006 fiscal year or any subsequent fiscal year, the Board shall, in its discretion, establish the terms and conditions of the MIB Program and may amend the MIB Program (other than by reducing the Target Annual Bonus percentage set forth above) accordingly. The Annual Bonus shall be paid on or before March 15 of the year following the year to which the Annual Bonus relates.

     Section 5. Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:

     (a) Paid Vacation. The Executive shall be entitled to paid vacation each calendar year which shall be appropriate and consistent with his position.

     (b) SERP. Executive is entitled to, and since March 1, 2004, has been receiving payment of, a retirement benefit at the annual rate of $250,000 for his life under the Company's Supplemental Executive Retirement Plan ("SERP"). In the event Executive has received an aggregate amount of SERP payments since March 1, 2004, of less than $1,500,000 prior to his death, payment of the SERP shall continue after the Executive's death to the Executive's designated beneficiary or, if none, his estate until an aggregate amount of such SERP payments is equal to $1,500,000.00. Except for the


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amount and terms of SERP benefits specifically described herein, Executive hereby releases the Company and its directors, officers, employees and affiliates from any and all claims he might otherwise have with respect to the SERP.

     (c) Insurance Policy. The Company shall provide the Executive from the Effective Date through the first anniversary of such date with a term life insurance policy on the life of the Executive providing for a death benefit equal to the lesser of (i) $11 million or (ii) the maximum amount of death benefit that can be obtained for an aggregate annual premium of $300,000.00. The Executive shall be entitled to designate the beneficiaries under such policy in the event of the Executive's death or, if none, his estate shall be his beneficiary.

     (d) Welfare Plans. During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, programs, practices and policies provided generally by the Company to similarly situated executives of the Company (including, without limitation, any medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs that may be provided by the Company from time to time). Such plans, programs, practices and policies are subject to change from time to time by the Company.

     (e) Other Benefit Plans. During the Term, the Executive shall be entitled to participate in all savings, retirement and pension plans (including the Company's Supplemental Executive Retirement Plan), programs, practices and policies applicable generally to similarly situated executives of the Company as determined by the Board from time to time. Such plans, programs, practices and policies are subject to change from time to time by the Company.

     (f) Perquisites and Other Benefits. During the Term, the Executive shall be entitled to such additional perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board. During the Term, Executive shall be entitled to receive all benefits under any individual welfare benefit arrangements (including life insurance coverage) or other benefit arrangements currently in effect for such Executive in a manner consistent with past practice, and such arrangements are listed on Schedule I attached hereto.

     (g) Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

     (h) Indemnification. In addition to indemnification obligations of the Company pursuant to Section 8.7 of the Plan of Reorganization and the terms of any


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officers' liability insurance carried by the Company, the Executive (and his heirs, executors and administrators) shall be indemnified by the Company and its successors and assigns pursuant to a separate Indemnification Agreement in the form attached hereto as Exhibit A. The Executive shall be an insured person under or otherwise covered by directors and officers liability insurance in an amount consistent with past practice. The obligations of the Company pursuant to this Section shall survive the expiration of the Term or Executive's voluntary or involuntary termination or resignation for Good Reason.

     Section 6. Termination. This Agreement shall terminate at the end of the Term. The Executive's employment may end earlier as follows:

     (a) Death. The employment of the Executive shall automatically terminate upon the death of the Executive.

     (b) Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform his duties hereunder for a period of at least 120 days out of any twelve-month period and the further determination that the disability is permanent with regard to the Executive's ability to return to work in his full capacity, the Executive's employment shall be terminated on account of the Executive's disability. Any determination of permanent disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive. The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

     (c) By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive; provided, however, that if such termination is based upon any event set forth in clauses (iii), (iv), (v), (vi) or (vii) below, Executive shall be given not less than ten (10) days prior written notice by the Board of the intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and Executive shall have ten (10) days after the date that such written notice has been given to Executive in which to address the Board regarding any such alleged act or failure to act. If the Board makes a determination that Cause exists, the termination shall be effective on the date immediately following the expiration of the ten (10) day notice period. For purposes hereof, the term "Cause" shall mean that the Board has determined reasonably, in good faith and based on credible evidence that one or more of the following has occurred:

          (i) the Executive shall have been after the Effective Date convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any other crime that would have constituted a felony under the laws of the State of New York;


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          (ii) the Executive shall have been indicted for any felony or any other crime that would have constituted a felony under the laws of the State of New York in connection with or arising from the Executive's employment with the Company;

          (iii) the Executive shall have breached in any material respect any material provision of Section 8 hereof;

          (iv) the Executive shall have committed any fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty against the Company, in each case of a material nature;

          (v) the Executive shall have engaged in any willful misconduct resulting in or reasonably likely to result in a material loss to the Company or substantial damage to its reputation;

          (vi) the Executive shall have willfully breached in any material respect any material provision of the Company's Code of Conduct and, to the extent any such breach is curable, the Executive shall have failed to cure such breach within ten (10) days after written notice of the alleged breach is provided to the Executive; or

          (vii) the Executive shall have willfully breached in any material respect any material provision of Section 3 hereof.

     (d) By the Company without Cause. The Company may terminate the Executive's employment at any time without Cause effective upon written notice to the Executive.

     (e) By the Executive Voluntarily. The Executive may terminate his employment at any time effective upon at least thirty (30) days prior written notice to the Company.

     (f) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing the Company thirty (30) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and, if not cured within such period, Executive's termination will be effective upon the expiration of such cure period. For this purpose, the term "Good Reason" shall mean:

     (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities or any duties which are illegal or unethical;


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     (ii) any material diminution of any of the Executive's significant duties, including, without limitation, any material breach of Section 3 or any act by the Board to direct operations of the Company (e.g. hiring or terminating an employee without the approval of the Executive other than the termination of an employee for "cause" as defined in such employee's employment agreement if there is one and, if such employee is not a party to an employment agreement, as defined in the Loral Space & Communications Inc. 2005 Stock Incentive Plan);

     (iii) any reduction in Base Salary, the Target Annual Bonus or any of the benefits described in Section 5 of this Agreement to the extent not permitted under Section 5;

     (iv) the relocation by the Company of the Executive's primary place of employment with the Company to a location not within the Borough of Manhattan, City of New York;

     (v)  other material breach of this Agreement by the Company; or

     (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company.

     Notwithstanding anything in this Agreement to the contrary, any determination by the non-employee directors of the Board regarding the action the Company shall take with respect to (a) any personal claims of any of the Company's or its affiliates' officers or directors against the Company or any of its affiliates for indemnification arising from or in connection with alleged acts or omissions that occurred on or prior to the date of the commencement of the chapter 11 cases of Loral Space & Communications, Ltd. and certain of its affiliates on July 15, 2003; (b) any personal claims of Executive against the Company or any of its affiliates for indemnification; and (c) the Shared Services Agreement or the Management Agreement, each of even date herewith, by and among the Company, Loral Skynet Corporation and Space Systems/Loral, Inc., shall not constitute Good Reason.

     Section 7. Termination Payments and Benefits.

     (a) Voluntary Termination, Termination For Cause. Upon any termination of employment during the Term either (i) by the Executive without Good Reason under
Section 6(e), or (ii) by the Company for Cause as provided in Section 6(c), all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company (i) all salary earned or accrued through the date the Executive's employment is terminated, (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary business expenses incurred by the


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Executive through the date the Executive's employment is terminated, (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay and benefits under and in accordance with the terms and provisions of the SERP (subject to the limitation provided in Section 5(b) hereof), but excluding any entitlement to severance under any Company severance policy generally applicable to the Company's salaried employees, and (iv) excluding any accrued and unpaid Annual Bonus for the immediately preceding year (collectively, "Accrued Benefits").

     (b) Death. In the event of a termination due to the Executive's death during the Term, the Company shall have no further obligations to the Executive or his beneficiaries other than to pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate (i) all Accrued Benefits, plus (ii) any Base Salary through the end of the calendar month in which the Executive's death occurred, plus (iii) any accrued and unpaid Annual Bonus for the immediately preceding year, and (iv) at the times the Company pays its executives bonuses in accordance with its general payroll policies, an amount equal to that portion of the Annual Bonus which but for the Executive's death would have been earned by the Executive during the year of his death, pro rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of his death during which the Executive was employed by the Company on an active status (the Accrued Benefits and the payment of the amounts set forth in clauses (iii) and
(iv) of this Section 7(b) are collectively referred to as "Enhanced Accrued Benefits"). In addition, all SERP payments shall be continued as provided in
Section 5(b). The Executive's medical, prescription and dental coverage shall continue for the benefit of the Executive's family members through the end of the Term.

     (c) Termination without Cause or for Good Reason. In the event that the Executive's employment is terminated during the Term by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive as his exclusive right and remedy in respect of such termination, (i) all Enhanced Accrued Benefits, (ii) severance pay equal to the sum of (A) $2,000,000.00 plus (B) the remaining amount of Base Salary the Executive would have received had the Executive been employed through the end of the Term (collectively, "Severance Payments"), with such Severance Payments to be paid in a lump sum as soon as practicable on or after termination (but not later than three business days after the release described in Section 7(f) becomes effective and not revocable). In addition, the Executive shall continue to be covered, upon the same terms and conditions applicable generally to similarly situated executives who remain employed with the Company, by the same or equivalent medical, dental and life insurance coverage as in effect for the Executive immediately prior to the termination of his employment, until the earlier of (A) the first anniversary of the date of termination or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive's rights under COBRA. For avoidance of doubt, if the Executive is offered employment consistent with


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the terms of this Agreement with the person that acquires all or substantially all of the assets or stock of New FSS or New SSL (as such terms are defined in the Plan of Reorganization), any affiliate that directly or indirectly owns such acquirer, or any successor to the acquirer or any such affiliate and such person assumes this Agreement, the Executive shall not be treated as having a termination of employment without Cause or for Good Reason, regardless of whether the Executive refuses the offer of employment, by reason of the sale of such assets or stock.

     (d) Termination due to Disability. In the event that the Executive's employment is terminated during the Term due to the Disability of the Executive, the Company shall have no further obligation to the Executive other than to pay the Executive (in addition to any disability insurance payments to which the Executive is entitled pursuant to Section 5 above) all Enhanced Accrued Benefits.

     (e) No Other Benefits. Except as specifically provided in this Section 7, the Executive shall not be entitled to any other compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement or the Executive's employment for any reason whatsoever. Payment by the Company of all Accrued Benefits, Enhanced Accrued Benefits and Severance Payments (if applicable) and contributions to the cost of the Executive's confirmed participation in the Company's group medical, dental and life insurance plans that may be due to the Executive under the applicable termination provision of this Section 7 shall constitute the entire obligation of the Company to the Executive. Notwithstanding anything contained in this Agreement to the contrary the Executive (or his beneficiary or estate) shall be entitled, under all circumstances, to payment of all amounts under and in accordance with the terms and provisions of the SERP (subject to the limitation provided in Section 5(b) hereof), including, without limitation, whether or not the Executive is employed by the Company.

     (f) Condition. The Company will not be required to make the payment and provide the benefits stated in this Section 7 unless the Executive executes and delivers to the Company a waiver and release agreement in the form attached hereto as Exhibit B and such waiver and release is not unilaterally revocable by the Executive.

     (g) Resignation from Company Offices. In the event of the Executive's termination of employment for any reason, the Executive shall resign and shall be deemed to have resigned immediately from the Board and any and all other directorships, offices and positions with, on behalf of, or relating to the Company or any of its subsidiaries, effective as of the date of the Executive's termination of employment with the Company.

     Section 8. Restrictive Covenants.

     (a) Proprietary Information. In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data,


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manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the Executive's period of service with the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during Executive's service with the Company or after the Executive's service with the Company has terminated, provided the same are not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement.

     (b) Non-Use and Non-Disclosure. The Executive shall not during the Term or at any time thereafter (i) disclose any Proprietary Information to any person other than (A) the Company, (B) the Company's or its affiliates' directors, officers or employees who, in the reasonable judgment of the Executive, need to know such Proprietary Information, (C) such other persons to whom the Executive has been specifically instructed to make disclosure by the Board; and in all such cases only to the extent required in the course of the Executive's service to the Company or (D) as required by law, or (ii) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity.

     (c) Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description containing Proprietary Information and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such other time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

     (d) Non-Competition. At all times during the Executive's employment with the Company or any affiliate during the Term, and for a period of twelve (12) months following the termination, during the Term, of employment with the Company or any affiliate for any reason (the "Restricted Period"), the Executive will not engage in Competition (as defined below) with the Company. For purposes of this Agreement, "Competition" shall mean engaging in, or otherwise directly or indirectly being employed by, or acting as a consultant or adviser (paid or unpaid) to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, (i) Boeing, Lockheed, Alcatel Space or Astrium, (ii) PanAmSat, SES Astra, Intelsat, New Skies Satellites, (iii) any business similar to the businesses described in clause (i) or (ii) above that competes with the services provided by the Company, or (iv) any business that competes with a business that the Company engages in or is preparing to engage in as of the date of the Executive's termination of employment with the Company, as described or otherwise contemplated in the Company's business plan for the year of such termination


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of employment, and any transferee of or successor to any of the foregoing businesses. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of a business enterprise in Competition with the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of or a member of a group which controls such business enterprise and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such business enterprise.

     (e) Non-Solicitation of Employees. At all times during the Restricted Period, the Executive will not directly or indirectly solicit or in any manner encourage employees of the Company or any affiliate who were employed by the Company within the six-month period prior to the termination of the Executive's employment with the Company or any affiliate to leave its employ and will not offer or cause to be offered employment to any such person; provided, however, that the restrictions in this paragraph shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or any affiliate and (ii) any administrative support staff.

     (f) Non-Solicitation of Customers or Suppliers. At all times during the Restricted Period, the Executive will not knowingly solicit or in any manner encourage, directly or indirectly, customers of or suppliers to the Company or any affiliate who were customers of or suppliers to the Company or any affiliate within the twelve-month period prior to the termination of the Executive's employment with the Company or any affiliate to terminate or diminish their relationship with the Company or any affiliate.

     (g) Reasonableness. The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, provisions of this Section 8 and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and its affiliates and that these restrictions are designed for the reasonable protection of the business of the Company and that of its affiliates.

     (h) Remedies. The Executive recognizes that any breach of this Section 8 shall cause irreparable injury to the Company or its affiliates, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Executive agrees that the Company or its affiliates shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction against the Executive to enforce this Agreement. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company and its affiliates shall also be entitled to recover damages. Any recovery of damages by the Company and its affiliates shall be in addition to and not in lieu of the injunctive relief to which the Company and its affiliates are entitled. Without limiting the rights of the Company and its affiliates under this Section 8 or any other remedies that may be available to them, if a court of competent jurisdiction determines that the Executive has breached any of the provisions of this Section 8, the Company or its affiliates will have the right to cease making any payments or providing


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any benefits otherwise due to Executive under the terms and conditions of this
Agreement, and the right to recover the Annual Bonus that may have been paid as part of the Enhanced Accrued Benefits and the Severance Payment that the Executive may have received under this Agreement.

     Section 9. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

     Section 10. Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

     If to the Company:   Loral Space & Communications Inc.
                          600 Third Avenue
                          New York, New York 10016
                          Attention: General Counsel

     If to the Executive: Bernard L. Schwartz
                          944 Fifth Avenue
                          New York, NY 10021

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 10. All notices to any person shall be deemed given when actually received by the person.

     Section 11. Miscellaneous.

     (a) Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.

     (b) Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated solely by reason of the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the


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

Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive's death, to the Executive's estate, heirs or representatives.

     (c) Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

     (d) Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

     (e) Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment and the expiration of the Term if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Company under Section 7 hereof if the Executive is terminated during the Term and the obligations of the Executive under Section 8 hereof.

     (f) Attorney's Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses (including reasonable attorneys' fees) shall be paid by the party incurring such fees or expenses; provided, however, that the Company shall reimburse Executive for such fees and expenses to the extent that the Executive prevails on any issues raised in such action.

     (g) Entire Agreement. This Agreement, the Indemnification Agreement referred to in Section 5 hereof, the Certificates of Incorporation of the Company and of each of its affiliates, the SERP, the Plan of Reorganization and the Stipulation and Agreement among the Debtors and their Directors and Officers in Respect of Certain Indemnification Claims constitute the entire understanding of the parties with respect to the subject matter hereof and supercede all prior negotiations, understandings, discussions, and agreements, whether written or oral, between them.

     (h) Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

     (j) Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of New York.

     (k) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit for any disputes arising under or in connection with this Agreement to the exclusive jurisdiction of any state or federal court located in the State of New York. Both the Executive and the Company (i) acknowledge that the forum stated in this Section has a reasonable relation to this Agreement and to the relationship between the Executive and the Company, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or the laying of venue of any action or proceeding in the forum stated in this section, (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this section and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purposes of enforcing the provisions of this section.

     (l) Acknowledgement of Representation. The Executive and the Company acknowledge that they have been represented by counsel of their own choosing and have received a full and complete explanation of their rights and obligations under this Agreement and, therefore, in the event of a dispute over the meaning of this Agreement or any provision thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.

     (m) Guarantee. (i) Each of Loral Skynet Corporation and Space Systems/Loral, Inc. (each a "Guarantor") hereby irrevocably and unconditionally guarantees the due and punctual payment and performance of all obligations of the Company under this Agreement; provided, however, that a Guarantor's guarantee obligation hereunder shall terminate and cease to have any force or effect immediately upon (x) such Guarantor ceasing to be a direct or indirect subsidiary or parent of the Company or (y) the sale of all or substantially all of such Guarantor's assets pursuant to an Approved Transaction (as defined below) in which a Guarantor does not receive all or substantially all of the consideration of such sale.

          (ii) Notwithstanding anything in this Agreement to the contrary and for as long as the Guarantor's obligations hereunder are in effect, the Executive hereby acknowledges and agrees that at any time a Guarantor may effectuate, and this Agreement shall not in any way prohibit or restrict the Guarantor from effectuating, and the Executive shall not have any right or claim with respect to, rely upon, or challenge (a) any transfer by the Guarantor of any or all of its funds, assets or other property to either: (i) the Company or any of its direct or indirect subsidiaries or their successors (each a "Group Entity"), including by way of dividend, distribution, payment, lease, sale, assignment, transfer, merger, consolidation or otherwise, or (ii) any other person, pursuant to a transaction that the Guarantor's Board of Directors determines in good faith to effect in furtherance of a legitimate business purpose of the Guarantor or any Group Entity (an "Approved Transaction") or (b) the liquidation or dissolution of a Guarantor.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        LORAL SPACE & COMMUNICATIONS INC.


                                        By: /s/ Avi Katz
                                            ------------------------------------
                                        Name: Avi Katz
                                        Title: Vice President

                                        /s/ Bernard L. Schwartz
                                        ----------------------------------------
                                        Bernard L. Schwartz

LORAL SKYNET CORPORATION (solely for purposes of Section 11(m) hereof)


By: /s/ Avi Katz
    ---------------------------------
Name: Avi Katz
Title: Vice President


SPACE SYSTEMS/LORAL, INC. (solely for purposes of Section 11(m) hereof)


By: /s/ Avi Katz
    ---------------------------------
Name: Avi Katz
Title: Vice President

                                   Schedule I
                         Outside Business Relationships

Service as a director of each of the following companies:

K&F Industries, Inc.
Satelites Mexicanos S.A. de C.V.

                       Perquisites and Individual Benefits

Executive Medical Reimbursement up to $4,000 each year

Use of a Company car and driver

                                    Exhibit A
                            Indemnification Agreement

                                    Exhibit B
                                 Form of Release


                                       18